Exhibit 99.1

Kohl’s Corporation Announces Early Tender Results for Cash Tender Offer

Menomonee Falls, Wis., July 14, 2015 /PRNewswire/ — Kohl’s Corporation (NYSE: KSS) announced today the early tender results as of 5:00 p.m., Eastern Time, July 13, 2015 (the “Early Tender Deadline”) for the previously announced cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $600,000,000 (the “Maximum Amount”) of its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, and 6.250% Notes due 2017 (collectively, the “Notes”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered
7.250% Debentures due 2029	500255AF1	$200,000,000	1	$100,600,000
6.875% Notes due 2037	500255AQ7	$350,000,000	2	$200,002,000
6.000% Debentures due 2033	500255AN4	$300,000,000	3	$133,982,000
6.250% Notes due 2017	500255AP9	$650,000,000	4	$332,454,000

The settlement for the Notes validly tendered and not withdrawn on or before the Early Tender Deadline and accepted for purchase by Kohl’s is expected to take place on July 17, 2015 (the “Initial Settlement Date”). Holders whose Notes are accepted for purchase will receive the consideration to be calculated at 4:00 p.m., Eastern Time, today by the Lead Dealer Managers and announced by separate release later today. The principal amount of each series of Notes that is purchased on the Initial Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase, dated June 29, 2015 (the “Offer to Purchase”).

The Tender Offer will expire at 11:59 p.m., Eastern Time, on July 27, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”). However, as Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes on the Initial Settlement Date, further tenders of Notes prior to the Expiration Time will only be accepted for purchase if Kohl’s amends the Tender Offer to increase the Maximum Amount above the principal amount of Notes tendered as of the Early Tender Deadline. Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer” including, among other things, Kohl’s having raised net proceeds through one or more new debt securities transactions, on terms satisfactory to Kohl’s, sufficient to purchase the principal amount of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by Kohl’s in the Tender Offer, in accordance with the terms of the financing condition more fully described in the Offer to Purchase.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Lead Dealer Managers for the Tender Offer. U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-0215 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (800) 499-8541 or at the following email: kohls@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl’s intends forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl’s Cares, LLC, a wholly-owned subsidiary of Kohl’s Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Contacts

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Bevin Bailis, SVP, PR and Communications, (262) 703-1464